EXHIBIT 5.1

STRADLING YOCCA CARLSON & RAUTH
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW
660 NEWPORT CENTER DRIVE, SUITE 1600
NEWPORT BEACH, CA 92660-6422
TELEPHONE (949) 725-4000
FACSIMILE (949) 725-4100

ORANGE COUNTY
(949) 725-4000

SAN DIEGO
(858) 720-2150

SAN FRANCISCO
(415) 283-2240

SANTA BARBARA
(805) 564-0065

SACRAMENTO
(916) 440-2350

July 15, 2009
CKE Restaurants, Inc.
6307 Carpinteria Avenue, Suite A
Carpinteria, CA 93013

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) being filed by CKE Restaurants, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an additional 675,000 shares of the Registrant’s common stock, $0.01 par value, issuable under the CKE Restaurants, Inc. 2005 Omnibus Incentive Compensation Plan, as amended, (the “2005 Plan”). We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Registrant in connection with the authorization, issuance and sale of the additional securities referred to above.
     Based on the foregoing, it is our opinion that the 675,000 shares of common stock, when issued under the 2005 Plan and against full payment therefor in accordance with the terms and conditions of the 2005 Plan, will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.
Very truly yours,
STRADLING YOCCA CARLSON & RAUTH
/s/ STRADLING YOCCA CARLSON & RAUTH